James W. Whalen


          SHELL OIL COMPANY AGREES TO ACQUIRE TEJAS GAS CORPORATION --


              TEJAS COMMON STOCKHOLDERS TO RECEIVE $61.50 PER SHARE






      Houston, September 23, 1997  -  Tejas Gas Corporation ("Tejas") (NYSE:
TEJ, TEJPR, TEJPRA) and Shell Oil Company ("Shell") announced today that they have entered into a merger agreement pursuant to which a subsidiary of Shell will acquire all of the outstanding common stock of Tejas for $61.50 per share in cash, which, on a fully diluted common stock basis, would represent an
aggregate common stock  purchase price of approximately $1.45 billion.    In
addition, balance sheet debt and preferred stock of approximately $900 million will be assumed. Tejas common stock closed today at $50.00.

      The Board of Directors of Tejas, acting on the unanimous recommendation of a special committee of the Board of Directors of Tejas, unanimously approved the transaction and recommended that stockholders of Tejas approve and adopt the agreement and the merger. Certain Tejas stockholders and members of Tejas management, who now hold approximately 19 percent of the outstanding Tejas Common Stock, have agreed to vote in favor of the transaction. The transaction is subject to the approval of the Tejas stockholders, applicable regulatory approvals and certain other conditions.

      Following the transaction, Shell s own natural gas midstream business will be combined with the business of Tejas. Tejas is one of the largest owners and operators of intrastate natural gas pipelines, processing and storage facilities in each of the States of Texas, Oklahoma and Louisiana. Shell s natural gas midstream business consists of offshore and onshore pipelines, gas processing and natural gas liquids fractionation, transportation and marketing, with facilities in Texas, Louisiana, Mississippi and the Gulf of Mexico. The consolidated Tejas and Shell executive and operating team will be led by Tejas Chief Executive Officer, Jay A. Precourt, and Tejas Chairman of the Board, Frederic C. Hamilton, both of whom have been with Tejas since it became a publicly-traded company in 1988. Two Shell Oil Company Executives, Philip J. Carroll, the President and Chief Executive Officer of Shell Oil Company, and Jack E. Little, President and Chief Executive Officer, Shell Exploration and Production Company, will join the Board of the new combined business.

      Tejas currently has 20,578,467 issued and outstanding shares of Common Stock. Tejas also currently has outstanding 1,300,000 Depositary Shares representing its 5-1/4% Convertible Preferred Stock; the Depositary Shares are currently convertible into an aggregate of approximately 1.53 million shares of Tejas Common Stock at a conversion price of approximately $42.42 per share of Tejas Common Stock. The merger agreement requires Tejas to redeem the 5-1/4% Convertible Preferred Stock in accordance with its terms prior to the record date for the Tejas stockholders meeting. Tejas 2,000,000 Depositary Shares representing its 9.96% Cumulative Preferred Stock will remain outstanding after the merger.

      Tejas expects to mail a proxy statement describing the transaction to all stockholders of Tejas upon completion of Securities and Exchange Commission review. The transaction is expected to close by the end of the year.

      Merrill Lynch & Co. served as financial advisor to the special committee of the Board of Directors of Tejas and Goldman, Sachs & Co. advised Shell in connection with this transaction.




Contacts:   Tejas Gas Corporation
            Jim Whalen        (713) 951-3587
            Debbie Dawson     (713) 951-3511

            Shell Oil Company
            Kitty Borah       (713) 241-4544
            Stacy Hutchinson  (713) 241-4544